Reliance Real Estate Trust, LLC 1-A/A

Exhibit 6.3

PURCHASE AND SALE AGREEMENT

This Real Estate Purchase and Sale Agreement (the “Agreement”) is made as of January 30, 2018, by and between Reliance Joint Venture, LLC (“Seller”) and Reliance Real Estate Trust, LLC, a Delaware Limited Liability Corporation (“Buyer”). Buyer hereby agrees to purchase and Seller hereby agrees to sell, 48.99% of the membership interest in Reliance Property Group, LLC, (the “Joint Venture”) which owns, through one or more special purpose entities, or “Property Subsidiaries,” (collectively, the “Initial Portfolio”), certain real property more particularly described on Exhibit A attached hereto (the “Properties”).

1.

Purchase Price. The total purchase price (the "Purchase Price") for the 48.99% membership interest in the Initial Portfolio (the “48.99% interest”) is 700,000 shares of the Buyer’s common stock. Buyer agrees to pay the Purchase Price at Closing.

2.

Option to Purchase Remaining Interest. Buyer shall have the right to purchase the remaining 51.01% of the Initial Portfolio for $6,000,000. If Buyer exercises this option, such purchase will be subject to additional agreement(s) as will be mutually agreed to by the parties, including but not limited to agreements related to any properties that are cross collateralized with the Initial Portfolio.

3.

Contingency. Buyer shall have until 4:00 p.m. (EST), on March 2, 2018 (the "Feasibility Period") within which to inspect the Properties and review any documents it may reasonably request from Seller to determine the Properties' suitability for Buyer's intended use and to investigate all other aspects related to the Initial Portfolio and this transaction. If Buyer is not satisfied with the results of its inspection or review in its sole discretion, Buyer may terminate this Agreement by delivering written notice of its intention to so terminate to Seller at any time within the Feasibility Period. In such event this Agreement shall terminate and the parties shall have no further obligations hereunder. If Buyer fails to give such notice to terminate within the Feasibility Period, Buyer shall be obligated hereunder without further contingency.

4.

Buyer's Access To Properties Before Closing. Buyer shall have the right to enter upon the Properties between the date of this Agreement and the Closing Date (as defined below) only in accordance with all of the following terms and conditions:

(a)	This Agreement has not been terminated;

(b)	Buyer may enter upon the Properties and any building or structure located thereon only for the purpose of inspections, studies and surveys and only upon twenty-four (24) hours prior written notice to Seller, and only in the presence of Seller's property manager for the Properties or an agent or employee of Seller. If this transaction fails to close for any reason other than a default by Seller hereunder, Buyer shall furnish Seller with a copy of all such inspections, studies and surveys and shall assign or quitclaim all of Buyer's right, title and interest in and to any permits, approvals, or permit or approval applications. At Seller's option, Buyer shall provide Seller with lien waivers from those persons performing such inspections, studies or surveys prior to commencement of the work;

(c)	Seller shall promptly deliver or make available to Buyer any documents relating to the Initial Portfolio and the Properties that it may reasonably request, including but not limited to, the following items which are in the possession of Seller or Seller's property manager at the office of the property manager for the Properties for review by Buyer:

(i)	any existing environmental reports;

(ii)	any existing survey;

(iii)	any existing property tax bill for the current tax year;

(iv)	any leases; and

(v)	any other contracts, studies, reports, operating information, and other documentation.

5.

Further Assurances. The parties agree that each shall take any and all action, and each shall execute any and all documents in form and substance reasonably acceptable to Seller and Buyer that may be necessary to carry out the intent of the parties hereto.

6.

Risk of Loss.

(a)	Casualty. Risk of loss of or damage to the Properties shall be borne by Seller until Closing, and risk of loss of or damage to the Properties shall be borne by Buyer thereafter. In the event Seller learns of a material loss of or damage to the Properties, Seller shall promptly notify Buyer. If Seller agrees in writing to repair or restore the Properties, prior to Closing, to its condition on the date of execution of this Agreement, then Buyer may not elect not to close this transaction in accordance with the terms hereof as a result of such material loss. If Seller does not so notify Buyer, Buyer, in its sole discretion, may elect either to terminate this Agreement, or to proceed to closing.

(b)	Condemnation. Seller shall promptly notify Buyer of any condemnation or eminent domain proceeding which affects the Properties. In the event of any condemnation or eminent domain proceeding, or a deed in lieu or under threat thereof, which affects a material portion of the Properties, Buyer may elect either to terminate this Agreement, or to proceed to closing.

7.

Closing and Closing Date. The sale shall be closed (the "Closing") on a date to be selected by Buyer by written notice to Seller not before March 2, 2018 (the "Closing Date").

8.

Closing Costs. Seller shall pay the premium for the title policy and any transfer taxes payable on the conveyance of the Properties.

9.

Default. If Seller or Buyer fails to perform any of their respective covenants or agreements contained herein, the non-defaulting party may within 30 calendar days of the first occurrence of such failure to perform, as its sole and exclusive remedy, either: (i) terminate this Agreement; (ii) specifically enforce this Agreement; or (iii) maintain an action for damages, provided, however, if such elects to sue for damages, its recovery shall be limited to the actual out-of-pocket costs incurred and in no event shall include recovery of damages based on lost profits or the benefit of the bargain.

10.

Oral Agreements and Representations. This Agreement represents the final and complete expression of the parties hereto with respect to the subject matter hereof. There are no oral or other agreements, including but not limited to any representations or warranties, which modify or affect this Agreement. Seller shall not be bound by, nor liable for, any warranties or other representations made by any other person, partnership, corporation or other entity unless such representations are set forth in a written instrument duly executed by Seller. Buyer acknowledges to Seller that in entering into this Agreement, Buyer is not relying on any warranties except those expressly set forth herein.

11.

 Assignment.  Buyer may take title to the 48.99% interest Initial Portfolio in its own name or in the name of a nominee. However, Buyer's rights under this Agreement are not assignable except to an entity in which Buyer maintains an ownership interest and in such case Buyer shall not be relieved of any liability or obligation hereunder. Buyer covenants not to otherwise assign its rights hereunder without the prior written consent of Seller.

12.

Authority.  Buyer and Seller each warrant and represent that they have the authority to enter into this Agreement, provided however, that each acknowledge that the lender of certain loan agreement entered into by the Property Subsidiaries in connection with the Properties may require notice of this transaction and have other rights under such loan agreements that may affect the parties’ ability to close on the transactions contemplated under this Agreement.

13.

Nonmerger.  The terms and provisions of this Agreement shall not merge in, but shall survive, the Closing of the transaction contemplated hereunder and the deed to be delivered pursuant hereto.

14.

Notices.  Any notice required or desired to be given hereunder shall be in writing and shall be addressed to the address of the party to be served, at the address provided in this Section. Each notice shall be deemed effective and given (i) upon receipt, if personally delivered (which shall include delivery by courier or overnight deliver service), (ii) upon being telephonically confirmed as transmitted, if sent by telegram, telefax or telecopy, (iii) three (3) business days after deposit in the United States mail, certified and postage prepaid, and properly addressed to the party to be served, and (iv) upon receipt if sent any other way. The parties hereto may from time to time, by written notice to the other in accordance with this Section, designate a different address than that set forth below for the purpose of giving notice hereunder.

If to Seller:	The Melohn Group
145 West 57th Street- 9th Floor
New York, NY 10019
Attention: Amir Kornblum

With a copy to:

Attention:

If to Buyer:	Reliance Real Estate Advisors
40 Wall St., FL60
New York, NY 10005
Attention: David Teiler

15.

Attorneys' Fees.  In any action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, including at trial, on appeal, and in any bankruptcy proceedings.

16.

State Law.  This Agreement shall be governed by and construed in accordance with the l laws of the state of New York.

17.

Counterparts/Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile may be deemed an original for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:		/s/ Alfons Melohn

	By:	Alfons Melohn
	Name:	Alfons Melohn
	Its:	Authorized Signatory

BUYER:		/s/ David Teller

	By:	David Teller
	Name:	Reliance Real Estate Trust, LLC
	Its:	CEO

EXHIBIT A

PROPERTIES

Property Name	City	Address	City	State	Zip
Amberidge	Roseville	32864 AMBRIDGE DR.	Roseville	MI	48066
Ashgrove	Louisville	7701 HOGANS RUN	Louisville	KY	40228
Beckford Place	The Plains	36 POSTON ROAD #20	The Plains	OH	45780
Camellia Court	Columbus	3835 BETH ANNE DRIVE	Columbus	OH	43207
Carleton Court	Ann Arbor	2976 CASCADE DR.	Ann Arbor	MI	48104
Elmwood	Marietta	1705 ROSWELL RD. NE #1	Marietta	GA	30062
Forsythia Court	Westerville	1481 BUNCH LINE DR.	Westerville	OH	43081
Hayfield Park	Burlington	5519-C LIMABURG RD.	Burlington	KY	41005
Laurel Bay	Ypsilanti	1632 W. LAUREL BAY DR.	Ypsilanti	MI	48198
Meadowood	Newburgh	8611 MEADOWOOD DR.	Newburgh	IN	47630
River Glen	Reynoldsburg	1184 FOXCREEK LANE	Reynoldsburg	OH	43068
Slate Run	Bedford	450 TURNEY ROAD	Bedford	OH	44146
Tabor Ridge	Berea	80 EMERSON AVENUE #10000	Berea	OH	44017
Willowood	Frankfort	220 TUPELO TRAIL #10	Frankfort	KY	40601
Wood Trail	Newnan	247 JACKSON STREET	Newnan	GA	30263